EXHIBIT 5.1

Letterhead of Kane Kessler, P.C.
1350 Avenue of the Americas, 26th Floor
New York, New York 10019

June 3, 2005

Langer, Inc.
450 Commack Road
Deer Park, New York 11729-4510

  Re:
  Registration Statement on Form S-1 of Langer, Inc.

Ladies and Gentlemen:

        We have acted as counsel to Langer, Inc., a Delaware corporation (the "Company") in connection with the Company's preparation and filing of a registration statement on Form S-1 (File No. 333-120718) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement is being filed to register up to 5,750,000 shares of common stock, $0.02 par value (the "Securities") of the Company, including any Securities issuable by the Company to cover over-allotment.

        The Securities are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") proposed to be entered into by and among the Company, on the one hand, and, on the other hand, each of Piper Jaffray & Co., Ryan Beck & Co., Inc., and Wm Smith Securities, Incorporated, the form of which is to be filed by amendment as Exhibit 1.1 to the Registration Statement.

        In our capacity as counsel to the Company in connection with the matters referred to above, we have examined copies of the following: (i) the Certificate of Incorporation of the Company, as amended to date and currently in effect, (ii) the By-laws of the Company as currently in effect, and records of certain of the Company's corporate proceedings as reflected in its minute books; (iii) the Registration Statement, in the form filed with the Commission through the date hereof; and (iv) the Underwriting Agreement. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company and public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

        Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized for issuance, and, when the Securities are issued and sold and the Company has received the consideration therefore in accordance with the terms of the Underwriting Agreement, the Securities will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus which forms a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

        We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

        This opinion letter is limited to the specific legal matters expressly set forth herein, and is limited to present statutes, regulations and administrative and judicial interpretations.

Very truly yours,
KANE KESSLER, P.C.
By: /s/ Jeffrey S. Tullman, President